Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-160571, 333-153895, 333-153256, 333-145561, 333-145133 and 333-176512 on Form S-3 and Registration Statement Nos. 333-156438, 333-151150, 333-130865, 333-130861and 333-130860 on Form S-8 of our report dated March 30, 2012, relating to the consolidated financial statements of EpiCept Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to (1) the Company’s ability to continue as a going concern as discussed in Note 1 to the consolidated financial statements, and (2) the Company’s adoption of FASB Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220) — Presentation of Comprehensive Income appearing in the Annual Report on Form 10-K of EpiCept Corporation for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

March 30, 2012